Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com

News Information	News Release

Press Contacts

Linda Hanson Echelon Corporation +1 (408) 938-5200 lhanson@echelon.com	Christine Simeone Lois Paul & Partners +1 (781) 782-5773 echelon@lpp.com

Echelon Mourns the Passing of Executive Chairman M. Kenneth Oshman

SAN JOSE, CA - August 9, 2011 - Echelon Corporation (NASDAQ: ELON) announced today the passing of Ken Oshman, the Company’s Executive Chairman of the Board. He was 71 years old.

In a prepared statement Echelon’s Board of Directors said, “We are deeply saddened by the loss of Ken Oshman. Ken’s legacy will be remembered in many ways. He was one of the original Silicon Valley entrepreneurs, whose personal vision and passion formed not one, but two, industry leading companies that developed revolutionary technologies that paved the way for today’s communications and modernization of the smart grid. Ken was a brilliant leader who served as an inspiration to everyone around him, and he created a culture where hard work and collaboration just came naturally. Echelon is part of his legacy, and one that will continue to make him proud.”

Ron Sege, Echelon’s President and Chief Executive Officer, added, “The people with whom Ken worked over the years will deeply mourn his loss and miss his spirit, good humor and big-heartedness. On behalf of everyone at Echelon, I would like to extend heartfelt condolences to Ken’s wife, Barbara, their children and grandchildren, and the rest of his family and friends. We will dedicate our efforts to continue to innovate and grow at Echelon as Ken would have wished.”

Mr. Oshman had been Echelon’s Chairman and Chief Executive Officer from December 1988 until November 2009, when he resigned following a diagnosis of lung cancer. He also served as President from 1988 to 2001. Mr. Oshman, with three associates, founded ROLM Corporation, a telecommunications equipment company, in 1969. He was Chief Executive Officer, President and a director at ROLM from its founding until its merger with IBM in 1984. Following the merger, he became a Vice President of IBM and a member of its Corporate Management Board. He remained in that position until 1986. Prior to founding ROLM, Mr. Oshman was a member of the technical staff at Sylvania Electric Products from 1963 to 1969. Mr. Oshman earned B.A. and B.S.E.E. degrees from Rice University and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is the world’s leading open-standard energy control networking company. Echelon technologies connect more than 35 million homes, 300,000 buildings and 100 million devices to the smart grid, and help customers save 20% or more on their energy usage. With more than 20 years of experience in energy control, Echelon delivers a wide range of innovative solutions to commercial and electric utility customers. More information about Echelon can be found at http://www.echelon.com.

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Echelon and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.